Exhibit 99.2

FOXX DEVELOPMENT INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2024	June 30, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$254,752	$1,824,849
Accounts receivable	174,950	—
Inventories	662,227	—
Prepayment and other current assets	1,700,215	11,411
Total Current Assets	2,792,144	1,836,260
PROPERTY AND EQUIPMENT, NET	151,010	173,659

OTHER ASSETS
Operating right-of-use asset	111,557	—
Deferred offering costs	259,648	—
Security deposit	25,030	—
Total Other Assets	396,235	—
Total Assets	$3,339,389	$2,009,919

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Other payables and accrued liabilities	365,779	27,453
Other payable – related party	5,584	25,000
Customer deposits	89,750	27
Income taxes payable	—	15,842
Short-term loans	291,208	291,208
Short-term loan – related party	—	91,235
Current maturity of long-term loan	18,962	15,967
Operating lease liability – current	40,545	—
Convertible promissory notes	5,000,000	2,000,000
Total Current Liabilities	5,811,828	2,466,732

OTHER LIABILITIES
Operating lease liability – non-current	72,818	—
Long-term loan – non-current	100,548	114,981
Total Other Liabilities	173,366	114,981
Total Liabilities	5,985,194	2,581,713

COMMITMENTS AND CONTINGENCIES (See Note 17)

SHAREHOLDERS’ DEFICIT
Common stock, $0.001 par value, 2,000,000 shares and 1,000,000 shares authorized as of March 31, 2024, and June 30, 2023, respectively; 1,000,000 shares issued and outstanding as of March 31, 2024 and June 30, 2023	1,000	1,000
Additional paid-in capital	7,023,492	7,023,492
Accumulated deficit	(9,670,297)	(7,596,286)
Total Shareholders’ Deficit	(2,645,805)	(571,794)
Total Liabilities and Shareholders’ Deficit	$3,339,389	$2,009,919

The accompanying notes are an integral part of these consolidated financial statements.

FOXX DEVELOPMENT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended
	March 31, 2024	March 31, 2023
	(Unaudited)	(Unaudited)
REVENUES	$1,346,663	$21,622,887
COST OF GOODS SOLD	1,286,762	20,514,107
GROSS PROFIT	59,901	1,108,780

OPERATING EXPENSES:
Selling expenses	499,802	234,571
General and administrative expenses	1,401,915	327,856
Research and development – related party	45,584	242,080
Total Operating Expenses	1,947,301	804,507
(LOSS) INCOME FROM OPERATIONS	(1,887,400)	304,273

OTHER INCOME (EXPENSE)
Interest expense	(169,778)	(1,463)
Other income, net	2,995	—
Total Other Expense, net	(166,783)	(1,463)
(LOSS) INCOME BEFORE INCOME TAXES	(2,054,183)	302,810
PROVISION FOR INCOME TAXES	19,828	26,159
NET (LOSS) INCOME	$(2,074,011)	$276,651

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic	1,000,000	1,000,000
Diluted	1,000,000	1,000,000

NET (LOSS) INCOME PER SHARE
Basic	$(2.07)	$0.28
Diluted	$(2.07)	$0.28

The accompanying notes are an integral part of these consolidated financial statements.

FOXX DEVELOPMENT INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	For the Nine Months Ended March 31, 2024
	Common stock		Additional paid-in	Accumulated
	Shares	Amount	capital	deficit	Total
BALANCE, July 1, 2023	1,000,000	$1,000	$7,023,492	$(7,596,286)	$(571,794)
Net loss	—	—	—	(2,074,011)	(2,074,011)
BALANCE, March 31, 2024 (Unaudited)	1,000,000	$1,000	$7,023,492	$(9,670,297)	$(2,645,805)

	For the Nine Months Ended March 31, 2023
	Common stock		Additional paid-in	Accumulated
	Shares	Amount	capital	deficit	Total
BALANCE, July 1, 2022	1,000,000	$1,000	$7,023,492	$(7,654,477)	$(629,985)
Net income	—	—	—	276,651	276,651
BALANCE, March 31, 2023 (Unaudited)	1,000,000	$1,000	$7,023,492	$(7,377,826)	$(353,334)

The accompanying notes are an integral part of these consolidated financial statements.

FOXX DEVELOPMENT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	March 31, 2024	March 31, 2023
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,074,011)	$276,651
Adjustments to reconcile net (loss) income to net cash (used in) provided by Operating activities:
Depreciation	29,713	11,058
Amortization of operating right of use asset	20,825	—
Change in operating assets and liabilities:
Accounts receivable	(174,950)	—
Prepayment and other current assets	(1,688,804)	578,148
Inventories	(662,227)	—
Security deposit	(25,030)	—
Accounts payable, related party	—	(84,920)
Customer deposits	89,723	(609,202)
Other payables and accrued liabilities	288,326	2,348
Other payable – related party	(19,416)	—
Operating lease liability	(19,019)	—
Income taxes payable	(15,842)	26,159
Net cash (used in) provided by operating activities	(4,250,712)	200,242

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,064)	(66,899)
Net cash used in investing activities	(7,064)	(66,899)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments to short-term loans – related party	(91,235)	(154,815)
Principal payments of long-term loans	(11,438)	—
Proceeds from issuance of convertible promissory note	3,000,000	—
Payments of deferred offering costs	(209,648)	—
Net cash provided by (used in) financing activities	2,687,679	(154,815)

NET CHANGE IN CASH	(1,570,097)	(21,472)

CASH, beginning of the period	1,824,849	21,742

CASH, end of the period	$254,752	$270

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$35,670	$—
Cash paid for interest	$10,333	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of equipment through long-term loans	$—	$127,300
Initial recognition of operating right-of-use asset and lease liability	$132,382	$—

The accompanying notes are an integral part of these consolidated financial statements.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

Foxx Development Inc. (“Foxx” or the “Company”) is a Texas corporation incorporated on March 17, 2017. The Company is primarily engaged in the sales of electronic products.

On August 29, 2023, Foxx Technology Pte Ltd (“Foxx Technology”) was incorporated in Singapore, where Foxx holds 51% of equity interests. Foxx Technology operates in the field of the manufacture of wireless communications equipment, and the wholesale of handphones, handphone peripheral equipment and other telecommunications equipment. Since the Company owns the majority controlling financial interest in Foxx Technology, according to ASC 810-10-15-10, all majority-owned subsidiaries shall be consolidated. Foxx Technology is required to be consolidated under ASC 810. As of March 31, 2024, no significant operations nor capital contributions were made to Foxx Technology. As a result, the Company’s unaudited consolidated financial statements did not reflect any operating activities from Foxx Technology. The Company has 51% voting interest of Foxx Technology.

Note 2 — Going Concern

In assessing the Company’s ability to continue as a going concern, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses, and capital expenditure obligations.

The Company is primarily engaged in the sales of electronic products and debt financing in the form of convertible notes, loans from bank, third parties, related parties, and cash generated from operations have been utilized to finance the working capital. The Company’s management has considered whether there is substantial doubt about its ability to continue as a going concern due to (1) net cash used in operating activities of approximately $4.3 million for the nine months ended March 31, 2024; (2) accumulated deficit of approximately $9.7 million as of March 31, 2024; (3) the working capital deficit of approximately $3.0 million as of March 31, 2024 and; (4) three convertible promissory notes with a total of $5.0 million as of March 31, 2024, of which had a maturity date that is the earlier of the 12 month anniversary of the issuance date in June 2024, November 2024 and March 2025, respectively, and the date when the Company redeems the note, otherwise, the maturity date means the date of the initial closing of the initial public offering (“IPO”) of the Company.

If the Company is unable to generate sufficient funds to finance the working capital requirements of the Company within the normal operating cycle of a twelve-month period from the date of the unaudited consolidated financial statements are issued, the Company may have to consider supplementing its available sources of funds through the following sources:

●	Other available sources of financing from the banks in the United States of America and other financial institutions or private lender;

●	Financial support and credit guarantee commitments from the Company’s related parties; and

●	Equity financing.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

As such, management has determined that the factors discussed above have raised substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited consolidated financial statements are issued. The unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies

Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results.

The interim unaudited consolidated financial information as of March 31, 2024 and for the nine months ended March 31, 2024 and 2023 have been prepared without audit, pursuant to the rules and regulations of the SEC and pursuant to Regulation S-X Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. GAAP, have been omitted pursuant to those rules and regulations. The interim unaudited financial information should be read in conjunction with the audited financial statements and the notes thereto, included elsewhere in the proxy statement/prospectus for the fiscal year ended June 30, 2023. Interim results are not necessarily indicative of results to be expected for any other interim period or for the full year.

Principles of consolidation

The unaudited consolidated financial statements include the financial statements of the Company and its subsidiary All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Accounts receivable

Accounts receivables are recognized and carried at the original invoiced amount less an allowance for any uncollectible accounts on credit losses. Allowance for credit losses for accounts receivables is established based on various factors including historical payments and current economic trends. The Company reviews its allowance for accounts receivable by assessing individual accounts receivable over a specific aging and amount. All other balances are pooled based on historical collection experience. The estimate of expected credit losses is based on information about past events, current economic conditions, and forecasts of future economic conditions that affect collectability. Accounts receivable are written-off on a case by case basis after exhaustive efforts at collection are made, net of any amounts that may be collected. As of March 31, 2024 and June 30, 2023, no allowance for credit losses of accounts receivable was recorded and the Company had accounts receivable of $174,950 and $0, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the “First in, First out” method. Inventories mainly include electronic products and accessories which are purchased from the Company’s suppliers as merchandized goods and freight-in. On an annual basis, inventories are reviewed for potential write-downs for estimated obsolescence or unmarketable inventories which equals the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written down to net realizable value, it is not marked up subsequently based on changes in underlying facts and circumstances. As of March 31, 2024 and June 30, 2023, the Company had inventories of $662,227 and $0, respectively. During the nine months ended March 31, 2024 and 2023, no inventory write-down was recorded.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

Contract assets

Contract assets consisted of cash deposited or advanced to suppliers for future inventory purchases. This amount is refundable and bears no interest. For any advances to suppliers determined by management that such advances will not be in receipts of inventories or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of March 31, 2024 and June 30, 2023, no allowance for the doubtful accounts was recorded.

Contract liability

Contract liability mainly consisted of deposits received from customers before all the relevant criteria for revenue recognition are met and are recorded as customer deposits.

Convertible instrument

The Company accounts for its convertible instrument in accordance with Accounting Standards Codification (“ASC”) 470-20 Debt with Conversion and Other Options, whereby the convertible instrument is initially accounted for as a single unit of account, unless it contains a derivative that must be bifurcated from the host contract in accordance with ASC 815-15 Derivatives and Hedging — Embedded Derivatives or the substantial premium model in ASC 470-20 Debt — Debt with Conversion and Other Options applies. If the equity securities underlying the embedded conversion option are readily convertible to cash, such as publicly traded common shares, the embedded conversion option is likely to meet the net settlement criterion to be considered a derivative. If the equity securities underlying the conversion option are not readily convertible to cash, the embedded conversion option may not meet the net settlement criterion, and therefore would not meet the definition of a derivative. Because the convertible instrument has a fixed conversion price and therefore, it lacks an underlying and does not meet the requirement of a derivative. As a result, the Company determined its embedded conversion option does not meet the definition of a derivative for bifurcation.

Revenue recognition

The Company recognizes revenue to depict the transfer of promised goods or services (that is, an asset) to customers in an amount that reflects the consideration to which the Company expects to receive in exchange for those goods or services. An asset is transferred when the customer obtains control of that asset. It also requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s main business is selling electronic products to its customers. The Company recognizes a contract with a customer when the contract is committed in writing, the rights of parties, including payment terms, are identified, the contract has commercial substance, and collectability is probable.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of accounting in Topic 606. A contract’s transaction price is allocated to each performance obligation identified in the arrangement based on the relative standalone selling price of each distinct good or service in the contract and recognized as revenue when, or as, the performance obligation is satisfied. For all the Company’s contracts, the Company has identified one performance obligation, which is primarily satisfied at a point in time upon delivery of products based on terms stated in the contracts, either on Free on Board (“FOB”) shipping point or destination, depends on the specified contract. The Company’s customers generally either paid the order in full balance prior to shipment or in partial payments with credit terms of 30 to 60 days after shipment depends on the specified contract.

Gross versus Net Revenue Reporting

The determination of whether revenues should be reported on a gross or net basis is based on the Company’s assessment of whether it is the principal or an agent in the transaction in accordance with ASC 606-10-55 and depends on whether the promise to the customer is to provide the products or to facilitate a sale by a third party. The nature of the promise depends on whether the Company controls the products prior to transferring them. When the Company controls the products, the promise is to provide and deliver the products and revenue is presented gross. When the Company does not control the products, the promise is to facilitate the sale and revenue is presented net.

To distinguish a promise to provide products from a promise to facilitate the sale from a third party, the Company considers the guidance of control in ASC 606-10-55-37A and the indicators in ASC 606-10-55-39. The Company considers this guidance in conjunction with the terms in its arrangements with both suppliers and customers.

The Company orders the products and pays in advance from its supplier. When the supplier has completed production, the Company inspects and accepts the products in its suppliers’ warehouse or at the designated logistic warehouse of the supplier. This enables the Company to direct the use of these products but to also bear inventory risk as legal owners. The Company has the responsibility of fulfilling the promise to provide the products to its customers, and also includes an additional 3% of products on top of each customer’s order , which covers any damage incurred in shipping and no refund and no return will be granted to customers; or provided a one-year warranty period with no additional 3% of products on top of each customer’s order, depending on the specified contract. In addition, when establishing the selling prices for delivery of the products, the Company has control to set its selling price. All these factors indicate that the Company is acting as the principal in this transaction. As a result, revenue from the company is presented on a gross basis.

Warranty

The Company generally provides limited warranties for its product sold if an additional 3% of products on top of each customer’s order was not provided. All of the Company’s sale transactions prior to July 2023 were provided with 3% of products on top of each customer’s order. The additional 3% products were recognized as cost of goods sold at the same time the respective sale is recognized. Beginning in July 2023, the Company stopped providing the additional 3% of products top of each customer’s order, for which, at the time a sale is recognized, the Company records estimated future warranty costs under ASC 460. Such estimated costs for warranties are estimated at the time of delivery, and these warranties are not service warranties separately sold by the Company. Generally, the estimated claim rates of warranties are based on actual warranty experience or the Company’s best estimate. The Company did not accrue warranty reserves under accrued liabilities and other current liabilities as of March 31, 2024 and June 30, 2023. For the nine months ended March 31, 2024, the Company did not incur any product returns or exchanges in connection with its sales beginning in July 2023, which evidenced that the Company’s product defective rate was immaterial to the Company’s operations.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

Lease

The Company accounts for leases in accordance with ASC 842. The Company categorizes leases with contractual terms longer than 12 months as either operating or finance. Finance leases are generally those leases that substantially utilize or pay for the entire asset over its estimated life. All other leases are categorized as operating leases. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease. As of March 31, 2024 and June 30, 2023, the Company does not have finance leases.

The Company determines if an arrangement is, or contains, a lease at inception. Operating lease assets represent the Company’s right to control the use of an identified asset for a period of time, or term, in exchange for consideration, and operating lease liabilities represent its obligation to make lease payments arising from the aforementioned right.

Operating lease right-of-use (“ROU”) assets and liabilities are initially recorded based on the present value of lease payments over the lease term, which includes the minimum unconditional term of the lease, and may include options to extend or terminate the lease when it is reasonably certain at the commencement date that such options will be exercised. As the rate implicit for each of the Company’s leases is not readily determinable, the Company uses incremental borrowing rate as effective interest rate, based on the information available at the lease commencement date in determining the present value of its expected lease payments. Operating lease assets also include any initial direct costs and any lease payments made prior to the lease commencement date and are reduced by any lease incentives received. According to ASC 842-10-15-37, a lessee may, as an accounting policy election by class of underlying asset, choose not to separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component. The Company has identified common area maintenance (CAM) fee as a non-lease component and elected to not separate from the lease component.

Operating lease assets are amortized on a straight-line basis in operating lease expense over the lease term on the consolidated statements of operations. The related amortization of ROU assets along with the change in the operating lease liabilities are separately presented within the cash flows from operating activities on the consolidated statements of cash flows. The Company records lease expenses for operating leases on a straight-line basis over the lease term.

The Company reviews the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets on annual basis. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease right-of-use assets in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the nine months ended March 31, 2024 and 2023, the Company did not recognize impairment loss against its right-of-use assets.

For the lease with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liability. For the lease that with lease term of one year or shorter, the Company has elected to not recognize right-of-use asset and lease liability.

Deferred offering costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs — SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting, and other professional expenses incurred through the balance sheet date that are directly related to the proposed offering and that will be charged to shareholders’ equity upon the completion of the proposed offering. Should the proposed offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of March 31, 2024 and June 30, 2023, the Company had deferred offering costs of $259,648 and $0, respectively.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

Recently issued accounting pronouncements not yet adopted

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual unaudited consolidated financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company continuous to evaluate the potential impact of adopting this new guidance on the unaudited consolidated financial statements and related disclosures and does not believe it will have material impact on the presentation of the unaudited consolidated financial statements.

Note 4 — Accounts receivable

As of March 31, 2024 and June 30, 2023, accounts receivable consist of the following:

	March 31, 2024	June 30, 2023
	(Unaudited)
Accounts receivable	$174,950	$—
Less: allowance for credit losses	—	—
Accounts receivable, net	$174,950	$—

Note 5 — Inventories

As of March 31, 2024 and June 30, 2023, inventories consist of the following:

	March 31, 2024	June 30, 2023
	(Unaudited)
Finished goods	$662,227	$—
Total inventories	$662,227	$—

Note 6 — Prepayments and other current assets

As of March 31, 2024 and June 30, 2023, prepayments and other current assets consist of the following:

	March 31, 2024	June 30, 2023
	(Unaudited)
Contract assets(1)	$1,688,625	$—
Other prepaid expenses	11,590	11,411
Total prepayments and other current assets	$1,700,215	$11,411

(1)	As of March 31, 2024, the balance of contract assets mainly comprised of advance payment to suppliers for the purchase of inventory in the future.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Property and equipment, net

As of March 31, 2024 and June 30, 2023, property and equipment, net consist of the following:

	March 31, 2024	June 30, 2023
	(Unaudited)
Computer and office equipment	$8,263	$4,631
Furniture and fixtures	3,432	—
Vehicles	191,091	191,091
Subtotal	202,786	195,722
Less: accumulated depreciation	(51,776)	(22,063)
Total property and equipment, net	$151,010	$173,659

Depreciation expense for the nine months ended March 31, 2024 and 2022 amounted to $29,713 and $11,058, respectively.

Note 8 — Other payables and accrued liabilities

As of March 31, 2024 and June 30, 2023, other payables and accrued liabilities consist of the following:

	March 31, 2024	June 30, 2023
	(Unaudited)
Payroll tax payable	$25,069	$19,593
Interest payable	162,944	3,500
Professional fee payable	174,800	—
Others	2,966	4,360
Total other payables and accrued expenses	$365,779	$27,453

Note 9 — Contract liabilities

Contract liabilities consist of customer deposits, which is recorded on the consolidated balance sheets when the Company has received consideration, or has the right to receive consideration, in advance of transferring the performance obligations under the contract to the customer.

The following table presents the Company’s customer deposits balances and changes therein:

	For the Nine Months Ended March 31, 2024	For the Nine Months Ended March 31, 2023
	(Unaudited)	(Unaudited)
Balance as of beginning of the period	$27	$609,229
Add: net increase in current period contract liabilities	89,750	27
Less: revenue recognized from beginning contract liabilities	27	609,229
Total contract liabilities as end of the period	$89,750	$27

As of March 31, 2024 and June 30, 2023, the Company had contract liabilities with a balance of $89,750 and $27, respectively.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related party balances and transactions

Related party balance

Other payable — related party

Other payable — related party consists of the following:

Name of Related Party	Relationship	Nature	March 31, 2024	June 30, 2023
			(Unaudited)
Company A(1)	Owned by the executives of the Company	Consulting fees	$—	$25,000
Company B	Controlled by the immediate family member of the executive of the Company	Research and Development	$5,584	—

(1)	On September 1, 2022, the Company entered into a consulting agreement to receive consulting services provided by a consulting company which is owned by the executives of the Company.

Short-term loan — related party

As of March 31, 2024 and June 30, 2023, the outstanding short-term loan from related party consists of the following:

	March 31, 2024	June 30, 2023
	(Unaudited)
Executive(1)	$—	$91,235

(1)	On July 23, 2019, the Company entered into a loan agreement with the executive of the Company. The loan agreement allows the Company to draw up to $1,000,000 and is non-interest bearing. The Company’s imputed interest is immaterial. During the nine months ended March 31, 2024, the Company made a full repayment to the related party with a total amount of $91,235.

Related party transactions

Research and development expense

Name of Related Party	Relationship	For the Nine Months Ended March 31, 2024	For the Nine Months Ended March 31, 2023
		(Unaudited)	(Unaudited)
Company B(1)	Controlled by the immediate family member of the executive of the Company	$45,584	$242,080

(1)	On September 1, 2022, the Company entered into an agreement with Company B for the research and development project.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related party balances and transactions (cont.)

Consulting expense

Name of Related Party	Relationship	For the Nine Months Ended March 31, 2024	For the Nine Months Ended March 31, 2023
		(Unaudited)	(Unaudited)
Company A(1)	Owned by the executives of the Company	$225,000	$—

(1)	On September 1, 2022, the Company entered into a consulting agreement to receive consulting services provided by a consulting company which is owned by the executives of the Company.

Note 11 — Short-term loans

As of March 31, 2024 and June 30, 2023, the outstanding short-term loan from third parties consists of the following:

	March 31, 2024	June 30, 2023
	(Unaudited)
Lender A(1)	$261,208	$261,208
Lender B(2)	30,000	30,000
Total short-term loan	$291,208	$291,208

(1)	On December 30, 2020, the Company entered into a loan agreement with a third-party lender. The agreement allows the Company to draw up to $600,000 and is non-interest bearing. The Company’s imputed interest is immaterial. During the nine months ended March 31, 2024 and 2023, the Company neither drew money from the lender, nor made any repayment.

(2)	On November 11, 2019, the Company entered into a loan agreement for an amount of $50,000 with a third-party lender. This loan is non-interest bearing. The Company’s imputed interest is immaterial. This loan had an original due date in February 2020 and automatically converted into a due on demand term thereafter. During the nine months ended March 31, 2024 and 2023, the Company neither drew money from the lender, nor made any repayment.

Note 12 — Convertible promissory notes

On June 21, 2023, the Company issued a convertible promissory note (the “Convertible Note 1”) to New Bay Capital Limited (“Investor”), a Hong Kong registered entity, in the amount of $2,000,000 at 7% per annum. The maturity date for the note is the earlier of the 12 month anniversary of the issuance date and the date when the Company redeems the note, or the date of the initial closing of the initial public offering (“IPO”) of the Company.

On November 21, 2023, the Company issued a second convertible promissory note (“the Convertible Note 2) to the same investor in the amount of $2,000,000 at 7% per annum. The maturity and other terms were the same to Convertible Note 1.

On March 15, 2024, the Company and the Investor entered into an Amendment to Convertible Note Agreement to the Convertible Note 1 and Note 2 and agreed that all accrued interest shall become due and payable in shares the common shares of the Company, at a price of $30.00 per share at the time that the Company completes the Business Combination.

On March 15, 2024, the Company issued a third convertible promissory note (“the Convertible Note 3”, together with Convertible Note 1 and Convertible Note 2, collectively as “Notes”) to the same investor for the amount up to $2,000,000 at 7% per annum and the Company received $1,000,000 from the Investor as of March 31, 2024. The Company received the remaining balance of $1,000,000 on April 8, 2024. The maturity and other terms were the same to Convertible Note 1 and Convertible Note 2.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Convertible promissory notes (cont.)

The Notes are automatically convertible into common shares (collectively, the “Converted Shares”) of the Company, par value of $0.001 per share, at a price of $30.00 per share at the time that the Company completes an IPO. Interest shall accrue on the outstanding unconverted and unpaid principal amount at 7% per annum and shall be compounded annually from the issuance date until interest payment date, which is the first to occur of (i) the maturity date, and (ii) the date of any conversion of the Note (s), and (iii) the date of any other repayment or redemption of this Note. The full outstanding and unpaid principal amount shall be repaid in full on maturity date on June 20, 2024, November 20, 2024, March 14, 2025 respectively, and any accrued and unpaid interest is due and payable by the Company in shares on the interest payment date. Those Notes may not be prepaid by the Company without prior written consent of the Investor.

As of March 31, 2024 and June 30, 2023, the carrying value of the Notes were $5,000,000 and $2,000,000, respectively; and the Company had $162,944 and $3,500, respectively, of accrued interest related to the Notes as of March 31, 2024 and June 30, 2023.

Note 13 — Long-term loan

In February 2023, the Company purchased and financed a vehicle, for which the lender put a lien on the title and will be taken as collateral in the situation if the Company is unable to make repayment and default on the loan, with a six-year loan for a total of approximately $137,000. As of March 31, 2024, the carrying value of the asset that has been pledged as a collateral is $97,596. The monthly payments are $2,694 from March 2023 to February 2029, with an interest rate of 11.85% per annum.

The obligation is payable as follows:

Twelve months ended March 31,	Amount
2025	$18,962
2026	21,375
2027	24,094
2028	27,159
2029	27,920
Total long-term debt payment	119,510
Current portion of long-term debt	(18,962)
Long-term debt – non-current portion	$100,548

Interest expense for the nine months ended March 31, 2024 and 2023 for the above loan amounted to $11,438 and $1,380, respectively.

Note 14 — Shareholders’ deficit

Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue 1,000,000 shares of Common Stock with a par value of $0.001 per share. On February 27, 2024, the Company increased its authorized shares to 2,000,000 shares. As of March 31, 2024 and June 30, 2023, there are 1,000,000 shares of Common Stock outstanding as of March 31, 2024 and June 30, 2023.

Note 15 — Concentrations of risks

(a) Major customers

For the nine months ended March 31, 2024, two customers, customer A and customer B, which are the third parties of the Company, accounted for 73% and 26% of the Company’s total revenues.

For the nine months ended March 31, 2023, one customer, customer C, which is a third party of the Company, accounted for 100% of the Company’s total revenues.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Concentrations of risks (cont.)

(b) Major suppliers

For the nine months ended March 31, 2024, two suppliers, supplier A and supplier B, which is a third party of the Company, accounted for 59% and 41% of the Company’s total purchases.

For the nine months ended March 31, 2023, one supplier, supplier B, which is a third party of the Company, accounted for 100% of the Company’s total purchases.

(c) Geographic areas

For the nine months ended March 31, 2024 and 2023, all of the Company’s long-lived assets are located in the United States and all of the Company’s revenues are derived solely from the United States, accordingly, no geographical information is presented.

Note 16 — Lease

The Company has elected, as an accounting policy, to not apply ASC 842 for short-term leases. Below are the short-term leases:

The Company used its vendors’ limited space in their warehouse to store its purchased inventory during the nine months ended March 31, 2023 and 2022. The Company considered such usage to be considered as an embedded lease. The Company determined that the accounting impact of the embedded lease are immaterial to the Company’s unaudited consolidated financial statements for the nine months ended March 31, 2024 and 2023 and no operating right-of-use assets and lease liabilities were capitalized as of March 31, 2024 and June 30, 2023.

The Company also rented a mailbox for $450 per month from November 1, 2022 to October 31, 2024. The Company determined that the accounting impact of this lease is immaterial to the Company’s unaudited consolidated financial statements for the nine months ended March 31, 2024 and 2023 and no operating right-of-use assets and lease liabilities were capitalized as March 31, 2024 and June 30, 2023. The Company terminated this lease on August 5, 2023.

On August 1, 2023, the Company entered a twelve-month lease agreement to rent a general office and storage space for its purchased inventory for a monthly rental fee of $100. The Company determined that the accounting impact of this lease is immaterial to the Company’s unaudited consolidated financial statements for the nine months ended March 31, 2023 and no operating right-of-use assets and lease liabilities were capitalized as March 31, 2024.

On August 14, 2023, the Company entered a six-month lease agreement to rent an office for operating purposes with a monthly rental fee of $550. The Company determined that the accounting impact of this lease is immaterial to the Company’s unaudited consolidated financial statements for the nine months ended March 31, 2024 and no operating right-of-use assets and lease liabilities were capitalized as March 31, 2024.

On September 18, 2023, the Company entered a month-to-month rental agreement to rent as dorm for the employee with a monthly rent of $3,000. The Company determined that the accounting impact of this lease is immaterial to the Company’s unaudited consolidated financial statements for the nine months ended March 31, 2024 and no operating right-of-use assets and lease liabilities were capitalized as March 31, 2024.

For the nine months ended March 31, 2024 and 2023, the total lease expense incurred for the above-mentioned short term lease expense are $23,690 and $17,760, respectively.

In September 2023, the Company signed a three-year lease agreement to rent a general office and storage space for business operation with a monthly rent of $3,096, plus varied monthly CAM. The commencement date of this lease is October 1, 2023 and has no renewal option. The Company considered this lease as an operating lease and recognized right-of-use asset and lease liability. The Company recognized lease expense on a straight-line basis over the lease term for operating lease.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Lease (cont.)

The ROU assets and lease liabilities are determined based on the present value of the future minimum rental payments of the lease as of the adoption date, using incremental borrowing rate as the effective interest rate at 4.8%. As of March 31, 2024, the weighted-average remaining operating lease term of its existing leases is approximately 2.58 year.

The following table sets forth the Company’s minimum lease payments in future periods as of March 31, 2024:

*Operating lease payments
Three months ending June 30, 2024	$10,960
Twelve months ending June 30, 2025	45,483
Twelve months ending June 30, 2026	47,840
Twelve months ending June 30, 2027	16,147
Total lease payments	120,430
Less: discount	(7,067)
Present value of operating lease liabilities	113,363
Operating lease liabilities, current portion	40,545
Operating lease liabilities, non-current portion	$72,818

Operating lease expenses consist of the following:

Operating lease cost	Classification	For the Nine Months Ended March 31, 2024	For the Nine Months Ended March 31, 2023
		(Unaudited)	(Unaudited)
Lease expenses	Selling, general, and administrative	$23,725	$—

Note 17 — Commitments and contingencies

Contingencies

From time to time, the Company is a party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited consolidated financial statements.

Lease Commitment

Reference to note 16 for detailed disclosure of entered lease agreements.

Note 18 — Income taxes

The Company’s effective tax rate was (1.0) % and 8.6%, respectively, for the nine months ended March 31, 2024 and 2023. The effective tax rate was lower than the U.S federal statutory rate of 21% due to the Company’s full valuation allowance recorded against its deferred tax assets.

The Company had a cumulative net operating loss carryforward (“NOL”) for federal and state income tax purpose of approximately $7.1 million and $2.5 million, respectively, as of March 31, 2024. The Company elected 100% allowance on deferred tax asset, for the nine months ended March 31, 2024, and the company incurred approximately $1.7 million allowance on deferred tax asset; approximately $1.2 million of valuation allowance for the year ended June 30, 2023. The Company’s NOL was limited to 80% of the excess of taxable income on federal level, same apply to state tax. Both Company’s federal and state NOLs will last indefinitely.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Income taxes (cont.)

The Company’s ability to use its federal net operating carryforwards may be limited if the Company experiences an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended. However, since no ownership changes have occurred within the Company, it allows the Company to utilize its NOLs without limitation for the future years.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the marketing performance and measures the unrecognized benefits associated with the tax positions. As of March 31, 2024 and June 30, 2023, the Company did not have any significant unrecognized uncertain tax positions.

Note 19 — Disaggregated information of revenues

Disaggregated information of revenues by product type is as follows:

	For the Nine Months Ended March 31, 2024	For the Nine Months Ended March 31, 2023
	(Unaudited)	(Unaudited)
Tablet products	$657,800	$19,648,799
Mobile phone products	688,863	1,944,750
Other products	—	29,338
Total revenues	$1,346,663	$21,622,887

Note 20 — Basic and diluted earnings per share

Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted net income per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of non-participating shares of common stock that are subject to the convertible note, and other securities outstanding. Certain securities may be anti-dilutive and would be excluded from the calculation of diluted earnings per share and disclosed separately. Because of the nature of the calculation, particular securities may be dilutive in some periods and anti-dilutive in other periods.

The following table presents the computation of basic and diluted earnings per share attributable to common stockholders, for the periods presented:

	For the Nine Months Ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Net (loss) income – basic EPS	$(2,074,011)	$276,651
Interest expenses incurred on the convertible note	162,944	—
Net (loss) income – diluted EPS	$(1,911,067)	$276,651

Basic weighted average shares outstanding	1,000,000	1,000,000
Dilutive effect of convertible note*	—	—
Diluted weighted average number of shares outstanding	1,000,000	1,000,000

Basic (loss) earnings per share	$(2.07)	$0.28
Diluted (loss) earnings per share	$(2.07)	$0.28

*	The Company only has outstanding convertible notes during the nine months ended March 31, 2024. The Company did not have any outstanding convertible notes during the nine months ended March 31, 2023. There are 172,098 shares that is potentially convertible from the convertible notes that was excluded from the computation of diluted EPS for the period presented because it has anti-dilutive effect as the company had a net loss during the period.

FOXX DEVELOPMENT INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 20 — Basic and diluted earnings per share (cont.)

Other than the Company’s outstanding convertible notes having a dilutive effect on its EPS, the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company.

Note 21 — Subsequent events

The Company evaluated all events and transactions that occurred after March 31, 2024 up through the date the Company issued these unaudited consolidated financial statements on June 30, 2024.

Convertible Promissory Notes

On May 30, 2024, the Company entered into a securities purchase agreement for issuance of convertible promissory notes to BR Technologies Pte. Ltd in the amount of $6,000,000 and to Grazyna Plawinski Limited in the amount of $3,000,000, at 7% per annum (collectively, the “Convertible Notes 4”). The maturity date for the Convertible Notes 4 will be due at the earlier of the 12-month anniversary of the issuance date. The Convertible Notes 4 and their accrued and unpaid interest will be automatically convertible into common shares (collectively, the “Converted Shares”) of the Company, par value of $0.001 per share, at a price of $30.00 per share at the time that the Company completes the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Foxx Development Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Foxx Development Inc. (the “Company”) as of June 30, 2023 and 2022, the related statements of income, changes in shareholders’ deficit and cash flows for each of the two years in the period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2023.

San Jose, CA
January 31, 2024
PCAOB ID#688

FOXX DEVELOPMENT INC.
BALANCE SHEETS

	June 30, 2023	June 30, 2022
ASSETS
CURRENT ASSETS
Cash	$1,824,849	$21,742
Prepayments and other current assets	11,411	583,895
Total Current Assets	1,836,260	605,637

PROPERTY AND EQUIPMENT, NET	173,659	279
Total Assets	$2,009,919	$605,916

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable, related party	$—	$84,920
Other payables and accrued liabilities	27,453	3,382
Other payable – related party	25,000	—
Customer deposits	27	609,229
Income taxes payable	15,842	1,605
Short-term loans	291,208	291,208
Short-term loan – related party	91,235	245,557
Current maturity of long-term loan	15,967	—
Convertible promissory note	2,000,000	—
Total Current Liabilities	2,466,732	1,235,901

OTHER LIABILITIES
Long-term loan – non-current	114,981	—
Total Liabilities	2,581,713	1,235,901

COMMITMENTS AND CONTINGENCIES (See Note 14)

SHAREHOLDERS’ DEFICIT
Common stock, $0.001 par value, 1,000,000 shares authorized, 1,000,000 shares issued and outstanding as of June 30, 2023 and 2022	1,000	1,000
Additional paid-in capital	7,023,492	7,023,492
Accumulated deficit	(7,596,286)	(7,654,477)
Total Shareholders’ Deficit	(571,794)	(629,985)
Total Liabilities and Shareholders’ Deficit	$2,009,919	$605,916

The accompanying notes are an integral part of these financial statements.

FOXX DEVELOPMENT INC.
STATEMENTS OF INCOME

	For the Years Ended
	June 30, 2023	June 30, 2022
REVENUES	$21,622,887	$12,894,181
COST OF GOODS SOLD	20,514,107	12,439,604
GROSS PROFIT	1,108,780	454,577

OPERATING EXPENSES:
Selling, general and administrative	750,473	422,954
Research and development – related party	272,080	—
Total Operating Expenses	1,022,553	422,954
INCOME FROM OPERATIONS	86,227	31,623

OTHER (EXPENSE) INCOME
Interest expense	(9,277)	—
Other expenses, net	(4,522)	—
Gain on forgiveness of Paycheck Protection Program (“PPP”) loan	—	114,600
Total Other (Expense) Income, net	(13,799)	114,600
INCOME BEFORE INCOME TAXES	72,428	146,223
PROVISION FOR INCOME TAXES	14,237	1,605
NET INCOME	$58,191	$144,618

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	1,000,000	1,000,000
Diluted	1,001,648	1,000,000

NET INCOME PER SHARE
Basic	$0.06	$0.14
Diluted	$0.06	$0.14

The accompanying notes are an integral part of these financial statements.

FOXX DEVELOPMENT INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Common stock		Additional paid-in	Accumulated
	Shares	Amount	capital	deficit	Total
BALANCE, July 1, 2021	1,000,000	$1,000	$6,983,492	$(7,799,095)	$(814,603)
Capital contribution	—	—	40,000	—	40,000
Net income	—		—	144,618	144,618
BALANCE, June 30, 2022	1,000,000	1,000	7,023,492	(7,654,477)	(629,985)
Net income	—		—	58,191	58,191
BALANCE, June 30, 2023	1,000,000	$1,000	$7,023,492	$(7,596,286)	$(571,794)

The accompanying notes are an integral part of these financial statements.

FOXX DEVELOPMENT INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended
	June 30, 2023	June 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$58,191	$144,618
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	20,819	305
Interest expense	3,500	—
Gain on forgiveness of PPP loan	—	(114,600)
Change in operating assets and liabilities
Prepayments and other current assets	581,979	(583,895)
Accounts payable	—	126
Accounts payable, related party	(84,920)	(320,000)
Customer deposit	(609,202)	609,229
Other payables and accrued liabilities	20,572	(24,435)
Other payable – related party	25,000	—
Income taxes payable	14,237	1,605
Net cash provided by (used in) operating activities	30,176	(287,047)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(66,899)	—
Net cash used in investing activities	(66,899)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	—	40,000
Proceeds from short-term loans	—	239,000
Repayments to short-term loan-related party	(154,322)	—
Principal payments of long-term loans	(5,848)	—
Proceeds from convertible promissory note	2,000,000	—
Net cash provided by financing activities	1,839,830	279,000

NET CHANGE IN CASH	1,803,107	(8,047)

CASH, beginning of the year	21,742	29,789
CASH, end of the year	$1,824,849	$21,742

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$—	$—
Cash paid for interest	$7,104	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of equipment through long-term loans	$127,300	$—

The accompanying notes are an integral part of these financial statements.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

Foxx Development Inc. (“Foxx” or the “Company”) is a Texas corporation incorporated on March 17, 2017. The Company is primarily engaged in the sales of electronic products.

Note 2 — Going Concern

In assessing the Company’s ability to continue as going concern, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses, and capital expenditure obligations.

The Company is primarily engaged in the sales of electronic products and debt financing in the form of convertible notes, loans from bank, third parties and related parties, and cash generated from operations have been utilized to finance the working capital. The Company’s management has considered whether there is substantial doubt about its ability to continue as a going concern due to (1) net cash provided by operating activities of approximately $30,000 for the year ended June 30, 2023; (2) accumulated deficit of approximately $7.6 million as of June 30, 2023; (3) the working capital deficit of approximately $0.6 million as of June 30, 2023; (4) one convertible promissory note of $2.0 million as of June 30, 2023, of which had a maturity date that is the earlier of the 12 month anniversary of the issuance date in June 2024 and the date when the Company redeems the note, otherwise, the maturity date means the date of the initial closing of the initial public offering (“IPO”) of the Company and; (5) one convertible promissory note of $2.0 million entered into November 2023 with a termination date effect upon the closing of the IPO of the Company of which had a maturity date that is the earlier of the 12 month anniversary of the issuance date in November 2024 and the date when the Company redeems the note, otherwise, the maturity date means the date of the initial closing of the IPO of the Company.

If the Company is unable to generate sufficient funds to finance the working capital requirements of the Company within the normal operating cycle of a twelve-month period from the date of the financial statements are issued, the Company may have to consider supplementing its available sources of funds through the following sources:

●	Other available sources of financing from the banks in the United States of America and other financial institutions or private lenders;

●	Financial support and credit guarantee commitments from the Company’s related parties; and

●	Equity financing.

The Company can make no assurances that required financing will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

As such, management has determined that the factors discussed above have raised substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Basis of presentation and significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Fair value measurement

The accounting standard regarding the fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the balance sheets at face value or cost, which approximates the fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. As of June 30, 2023 and 2022, the Company had no cash equivalents on account. Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has historically not experienced a loss related to these deposits.

Accounts receivable

Accounts receivables are recognized and carried at the original invoiced amount less an allowance for any uncollectible accounts on credit losses. Allowance for credit losses for accounts receivables is established based on various factors including historical payments and current economic trends. The Company reviews its allowance for accounts receivable by assessing individual accounts receivable over a specific aging and amount. All other balances are pooled based on historical collection experience. The estimate of expected credit losses is based on information about past events, current economic conditions, and forecasts of future economic conditions that affect collectability. Accounts receivable are written-off on a case by case basis after exhaustive efforts at collection are made, net of any amounts that may be collected. As of June 30, 2023 and 2022, no allowance for credit losses of accounts receivable was recorded nor there was any accounts receivable balances.

Contract assets

Contract assets consisted of cash deposited or advanced to suppliers for future inventory purchases. This amount is refundable and bears no interest. For any advances to suppliers determined by management that such advances will not be in receipts of inventories or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of June 30, 2023 and 2022, no allowance for the doubtful accounts was recorded.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average. Inventories mainly include electronic products and accessories which are purchased from the Company’s suppliers as merchandized goods. On an annual basis, inventories are reviewed for potential write-downs for estimated obsolescence or unmarketable inventories which equals the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written down to net realizable value, it is not marked up subsequently based on changes in underlying facts and circumstances. As of June 30, 2023 and 2022, there was no inventory and during the years ended June 30, 2023 and 2022, no inventory write-down were recorded.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Useful Life
Computer and office equipment	5 years
Vehicles	5 years

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include but are not limited to, a significant deterioration of operating results, a change in the regulatory environment, changes in business plans, or adverse changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates the recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to result from the use and eventual disposition of the assets. If the assets are determined to be impaired, the impairment recognized is the excess of the carrying amount over the fair value of the assets. Fair value is generally determined by the discounted cash flow method. The discount rate used in any estimate of discounted cash flows is the rate commensurate with a similar investment of similar risk. As of June 30, 2023 and 2022, there was no impairment of long-lived assets.

Contract liability

Contract liability mainly consisted of deposits received from customers before all the relevant criteria for revenue recognition are met and are recorded as customer deposits.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

Convertible instrument

The Company accounts for its convertible instrument in accordance with Accounting Standards Codification (“ASC”) 470-20 Debt with Conversion and Other Options, whereby the convertible instrument is initially accounted for as a single unit of account, unless it contains a derivative that must be bifurcated from the host contract in accordance with ASC 815-15 Derivatives and Hedging — Embedded Derivatives or the substantial premium model in ASC 470-20 Debt — Debt with Conversion and Other Options applies. If the equity securities underlying the embedded conversion option are readily convertible to cash, such as publicly traded common shares, the embedded conversion option is likely to meet the net settlement criterion to be considered a derivative. If the equity securities underlying the conversion option are not readily convertible to cash, the embedded conversion option may not meet the net settlement criterion, and therefore would not meet the definition of a derivative. Because the Company is currently a private company, the conversion feature is not considered met the net settlement criterion as its equity securities underlying the conversion option are not readily convertible to cash. In addition, the convertible instrument has a fixed conversion price and therefore, it lacks an underlying and does not meet the requirement of a derivative. As a result, the Company determined its embedded conversion option does not meet the definition of a derivative for bifurcation.

Revenue recognition

The Company recognizes revenue to depict the transfer of promised goods or services (that is, an asset) to customers in an amount that reflects the consideration to which the Company expects to receive in exchange for those goods or services. An asset is transferred when the customer obtains control of that asset. It also requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s main business is selling electronic products to its customers. The Company recognizes a contract with a customer when the contract is committed in writing, the rights of parties, including payment terms, are identified, the contract has commercial substance, and collectability is probable.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of accounting in Topic 606. A contract’s transaction price is allocated to each performance obligation identified in the arrangement based on the relative standalone selling price of each distinct good or service in the contract and recognized as revenue when, or as, the performance obligation is satisfied. For all the Company’s contracts, the Company has identified one performance obligation, which is primarily satisfied at a point in time upon delivery of products based on terms stated in the contracts.

Gross versus Net Revenue Reporting

The determination of whether revenues should be reported on a gross or net basis is based on the Company’s assessment of whether it is the principal or an agent in the transaction in accordance with ASC 606-10-55 and depends on whether the promise to the customer is to provide the products or to facilitate a sale by a third party. The nature of the promise depends on whether the Company controls the products prior to transferring them. When the Company controls the products, the promise is to provide and deliver the products and revenue is presented gross. When the Company does not control the products, the promise is to facilitate the sale and revenue is presented net.

To distinguish a promise to provide products from a promise to facilitate the sale from a third party, the Company considers the guidance of control in ASC 606-10-55-37A and the indicators in ASC 606-10-55-39. The Company considers this guidance in conjunction with the terms in its arrangements with both suppliers and customers.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

The Company orders the products and pays in advance from its supplier. When the supplier has completed production, the Company inspects and accepts the products in its suppliers’ warehouse. This enables the Company to direct the use of these products but to also bear inventory risk as legal owners. The Company has the responsibility of fulfilling the promise to provide the products to its customers, and also includes an additional 3% of products on top of each customer’s order, which covers any damage incurred in shipping and no refund and no return will be granted to customers. In addition, when establishing the selling prices for delivery of the products, the Company has control to set its selling price. All these factors indicate that the Company is acting as the principal in this transaction. As a result, revenue from the company is presented on a gross basis.

Cost of revenues

The cost of revenue consists primarily of the costs of electronic products sold.

Research and Development

The research and development expenses primarily consisted of development fees that the Company paid based on the progression of product development. For the years ended June 30, 2023 and 2022, the Company had research and development expenses amounted to $272,080 and $0, respectively.

Lease

The Company categorizes leases with contractual terms longer than 12 months as either operating or finance. Finance leases are generally those leases that substantially utilize or pay for the entire asset over its estimated life All other leases are categorized as operating leases. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease.

Lease liabilities are recognized at the present value of the fixed lease payment, reduced by landlord incentives using an estimated discount rate based on similarly secured borrowings available to us. Lease assets are recognized based on the initial present value of the fixed lease payments, reduced by landlord incentives, plus any direct costs from executing the leases or lease prepayments.

The Company does not recognize its renewal options as part of its right-of-use assets and lease liabilities until it is reasonably certain that it will exercise such renewal options. The Company has elected to combine lease and non-lease component; however, the Company currently has no leases requiring analysis of lease components.

For the lease with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liability. For the lease that with lease term within one year, the Company has elected to not recognize right-of-use asset and lease liability. The Company did not have any significant operating lease right-of-use assets as of June 30, 2023 and 2022.

Basic and diluted earnings per share

The Company computes earnings per share (“EPS”) in accordance with the FASB ASC Topic 260, “Earnings per share,” which requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. Diluted earnings per share is the same as basic earnings per share due to the lack of dilutive items in the Company for the years ended June 30, 2022.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

Income taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes”. Under the asset and liability method as required by this accounting standard, deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred taxes are charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income taxes are classified as income tax expense in the period incurred. Income tax returns for the years prior to 2019 are no longer subject to examination by U.S. tax authorities.

Related parties

The Company identifies related parties, and accounts for, and discloses related party transactions in accordance with ASC 850, Related Party Disclosures, and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operating decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Recently adopted accounting standards

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of presentation and significant accounting policies (cont.)

In February 2016, the FASB issued ASU 2016-02, Lease (Topic 842), which enhanced the recognition of lease assets and lease liabilities by lessee for those leases classified as operating lease under previous GAAP. In the lessee accounting section, it clarifies for the lease with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liability. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The amendments in this update were effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Due to the lease term that the Company entered was within one year, the Company elect to not recognize right-of-use asset and lease liability. The management estimated the impact and does not believe it will have a material impact on the Company’s financial statements.

On July 1, 2021, the Company early adopted the ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) which, among other things, simplifies the accounting for convertible instruments by eliminating the requirement to separate conversion features from the host contract. Consequently, a convertible debt instrument is accounted for as a single liability measured at its amortized cost and interest expense will be recognized at the coupon rate.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments — Credit Losses (Topic 326), which eliminates the accounting guidance on troubled debt restructurings for creditors in ASC 310 and amends the guidance on vintage disclosures to require disclosure of current-period gross write-offs by year of origination. The ASU also updates the requirements related to the accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancing and restructurings for borrowers experiencing financial difficulty. The Company adopted this guidance on July 1, 2023, which did not have an impact on the Company’s financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of income and statements of cash flows.

Recently issued accounting pronouncements not yet adopted

In March 2022, the FASB issued ASU 2022-01, Derivatives and Hedging (Topic 815), which clarifies guidance on fair value hedge accounting of interest rate risk for portfolios of financial assets. The amendments in this update expand the current last-of-layer method of hedge accounting that permits only one hedged layer to now allow designation of multiple hedged layers with a single closed portfolio. To reflect that expansion, the last-of-layer method is renamed the portfolio layer method. The new guidance is effective for fiscal years beginning after December 15, 2023 and interim periods within those fiscal years. The management estimated the impact of the new accounting policy and does not believe ASU 2022-01 will have a material impact on the Company’s financial statements.

Note 4 — Prepayments and other current assets

Prepayments and other current assets consist of the following:

	June 30, 2023	June 30, 2022
Contract assets	$—	$583,895
Other prepaid expenses	11,411	—
Total prepayments and other current assets	$11,411	$583,895

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Property and equipment, net

Property and equipment, net consist of the following:

	June 30, 2023	June 30, 2022
Computer and office equipment	$4,631	$1,523
Vehicle	191,091	—
Subtotal	195,722	1,523
Less: accumulated depreciation	(22,063)	(1,244)
Total property and equipment, net	$173,659	$279

Depreciation expense for the years ended June 30, 2023 and 2022 amounted to $20,819 and $305, respectively.

Note 6 — Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	June 30, 2023	June 30, 2022
Payroll tax payable	$19,593	$2,687
Interest payable	3,500	—
Others	4,360	695
Total other payables and accrued expenses	$27,453	$3,382

Note 7 — Contract liabilities

Contract liabilities consist of customer deposits, which is recorded on the balance sheets when the Company has received consideration, or has the right to receive consideration, in advance of transferring the performance obligations under the contract to the customer.

The following table presents the Company’s customer deposits balances and changes therein:

	June 30, 2023	June 30, 2022
Balance, beginning of the year	$609,229	$—
Add: net increase in current period contract liabilities	27	609,229
Less: revenue recognized from beginning contract liabilities	609,229	—
Total contract liabilities	$27	$609,229

As of June 30, 2023 and 2022, the Company had contract liabilities with a balance of $27 and $609,229, respectively. No other contract liabilities are recorded on the Company’s Balance Sheets as of June 30, 2023 and 2022

Note 8 — Related party balances and transactions

Related party balance

Accounts payable — related party

Name of Related Party	Relationship	Nature	June 30, 2023	June 30, 2022
Company A	Controlled by the immediate family member of the executive of the Company	Purchase of goods	$—	$84,920

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Related party balances and transactions (cont.)

Other payable — related party

Other payable — related party consists of the following:

Name of Related Party	Relationship	Nature	June 30, 2023	June 30, 2022
Company B	Owned by the executives of the Company	Consulting fees	$25,000	$—

Short-term loan — related party

As of June 30, 2023 and 2022, the outstanding short-term loan from related parties consists of the following:

	June 30, 2023	June 30, 2022
Executive(1)	$91,235	$245,557

(1)	On July 23, 2019, the Company entered into a loan agreement with the executive of the Company. The loan agreement allows the Company to draw up to $1,000,000 and is non-interest bearing. The Company’s imputed interest is immaterial. During the years ended June 30, 2023 and 2022, the Company did not draw balance from the related party loan, and made a repayment of $154,322 and $0, respectively, to the related party. The loan had a maturity date on the earlier of June 30, 2023 or the date of initial closing of the initial public offering (“IPO”) of the Company. As of June 30, 2023, the loan is in default.

Related party transactions

Research and development expense

Name of Related Party	Relationship	For the Year ended June 30, 2023	For the Year ended June 30, 2022
Company A	Controlled by the immediate family member of the executive of the Company	$272,080	$—

Note 9 — Short-term loans

As of June 30, 2023 and 2022, the outstanding short-term loan from third parties consists of the following:

	June 30, 2023	June 30, 2022
Lender A(1)	$261,208	$261,208
Lender B(2)	30,000	30,000
Total short-term loan	$291,208	$291,208

(1)	On December 30, 2020, the Company entered into a loan agreement with a third-party lender. The agreement allows the Company can draw up to $600,000 and is non-interest bearing. The Company’s imputed interest is immaterial. During the years ended June 30, 2023 and 2022, the Company drew $0 and $239,000, respectively from lender A. And the Company did not make repayments of the loan to either of the lenders during the period ended June 30, 2023 and 2022.

(2)	On November 11, 2019, the Company entered into a loan agreement for an amount of $50,000 with a third-party lender. This loan is non-interest bearing. The Company’s imputed interest is immaterial. This loan had an original due date in February 2020 and automatically converted into a due on demand term thereafter.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Convertible promissory note

On June 21, 2023, the Company issued a convertible promissory note (the “Note”) to New Bay Capital Limited (“Investor”), a Hong Kong registered entity, in the amount of $2,000,000 at 7% per annum. The maturity date for the note is the earlier of the 12 month anniversary of the issuance date and the date when the Company redeems the note, or the date of the initial closing of the initial public offering (“IPO”) of the Company.

The note is automatically convertible into common shares (collectively, the “Converted Shares”) of the Company, par value of $0.001 per share, at a price of $30.00 per share at the time that the Company completes an IPO. Interest shall accrue on the outstanding unconverted and unpaid principal amount at 7% per annum and shall be compounded annually from the issuance date until interest payment date, which is the first to occur of (i) the maturity date, and (ii) the date of any conversion of this Note, and (iii) the date of any other repayment or redemption of this Note. The full outstanding and unpaid principal amount shall be repaid in full on maturity date on June 20, 2024, and any accrued and unpaid interest is due and payable by the Company in cash on the interest payment date. This Note may not be prepaid by the Company without prior written consent of the Investor.

As of June 30, 2023, the carrying value of the Note was $2,000,000 and the Company had $3,500 of accrued interest related to the Note.

Note 11 — Long-term loan

Vehicle loan

In February 2023, the Company purchased and financed a vehicle, for which the lender put a lien on the title and will be taken as collateral in the situation if the Company is unable to make repayment and default on the loan, with a six-year loan for a total of approximately $137,000. As of June 30, 2023, the carrying value of the asset that has been pledged as a collateral is $116,691. The monthly payments are $2,694 from March 2023 to February 2029, with an interest rate of 11.85% per annum.

The obligation is payable as follows:

Twelve months ended June 30,	Amount
2024	$15,967
2025	19,539
2026	22,024
2027	24,826
2028	27,984
Thereafter	20,608
Total long-term debt payment	130,948
Current portion of long-term debt	(15,967)
Long-term debt – non-current portion	$114,981

Interest expense for the years ended June 30, 2023 and 2022 for the above loan amounted to $5,442 and $0, respectively.

Paycheck Protection Program (“PPP”) loan

Prior to July 1, 2021, the Company obtained a PPP loan in the amount of $307,700 from Loyal Trust Bank (“LTB”) with a balance of $193,100 being forgiven by the Small Business Administration (“SBA”). The proceeds from the PPP loan were used to fund operations. The Company’s policy was to account for the PPP loan as debt. The Company continued to record the loan as debt until either (1) the loan was partially or entirely forgiven and the Company had been legally released, at which point the amount forgiven would be recorded as income or (2) the Company paid off the loan. In September 2021, the Company’s outstanding PPP loans of $114,600 were forgiven by the SBA and confirmed by LTB. For the years ended June 30, 2023 and 2022, the Company recognized a gain on forgiveness of PPP loan in the amount of $0 and $114,600, respectively, in the accompanying statements of income.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 12 — Shareholders’ equity

Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue 1,000,000 shares of Common Stock with a par value of $0.001 per share. As of June 30, 2023 and 2022, there were 1,000,000 shares of Common Stock issued and outstanding.

For the years ended June 30, 2023 and 2022, the Company’s shareholders made capital contributions of $0 and $40,000 to the Company, respectively.

Note 13 — Concentrations of risks

(a)	Major customers

For the years ended June 30, 2023 and 2022, one customer, which is a third party of the Company, accounted for 100% of the Company’s total revenues.

(b)	Major suppliers

For the years ended June 30, 2023 and 2022, one supplier, which is a third party of the Company, accounted for 100% of the Company’s total purchases.

(c)	Geographic areas

For the years ended June 30, 2023 and 2022, all of the Company’s long-lived assets are located in the United States and all of the Company’s revenues are derived solely from the United States, accordingly, no geographical information is presented.

Note 14 — Commitments and contingencies

Commitments

The Company used its vendors’ limited space in their warehouse to store its purchased inventory during the years ended June 30, 2023 and 2022. The Company considered such usage to be considered as an embedded lease. The Company determined that the accounting impact of the embedded lease are immaterial to the Company’s June 30, 2023 and 2022 financial statements and no operating right-of-use assets and lease liabilities were capitalized as June 30, 2023 and 2022.

The Company also rented a mailbox for $450 per month from November 1, 2022 to October 31, 2024. The Company determined that the accounting impact of this lease is immaterial to the Company’s June 30, 2023 financial statements and no operating right-of-use assets and lease liabilities were capitalized as June 30, 2023.The Company terminated this lease on August 5, 2023.

As of June 30, 2023, the Company has an outstanding loan in connection with a vehicle purchase. See Note 11.

Subsequent to June 30, 2023, the Company has entered into a dormitory lease and various office and storage leases. See Note 18.

Contingencies

From time to time, the Company is a party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the financial statements.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 15 — Income taxes

The Company’s income tax expenses for years ended June 30, 2023 and 2022 are as follows:

	For the Years Ended June 30
	2023	2022
Federal
Current	$13,502	$1,246
Deferred	—	—
State
Current	735	359
Deferred	—	—
Total Provision for income taxes	14,237	1,605

Income tax expense for the years ended June 30, 2023 and 2022 varied from the amount computed by applying the statutory income tax rate to income before taxes. Reconciliations between the expected federal income tax rates using 21% for the year ended June 30, 2023 and 2022 to the Company’s effective tax rate are as follows:

	June 30, 2023	June 30, 2022
Federal statutory tax rate	21.0%	21.0%
State statutory tax rate, net of deduction on federal tax return	5.8%	5.8%
Permanent difference(1)	1.3%	(21.0)%
Change in valuation allowance	(8.4)%	(4.7)%
Effective tax rate	19.7%	1.1%

(1)	For the year ended June 30, 2022, the Company had a gain on forgiveness of Paycheck Protection Program (“PPP”) loan of $114,600 which was a non-taxable item.

The Company had a cumulative U.S. federal net operating loss (“NOL”) of approximately $5.2 million and $5.4 million as of June 30, 2023 and 2022, respectively, which may reduce future federal taxable income. The Company had a cumulative state (Georgia) net operating loss (“NOL”) of approximately $0.6 million and $0.7 million as of June 30, 2023 and 2022, respectively, which may reduce future state taxable income. During the years ended June 30, 2023 and 2022, $257,185 and $23,737 of NOL was utilized in the federal tax return. The federal tax expense incurred from the taxable income was $13,502 and $1,246 as the Company only allowed to deduct 80% of taxable income of NOL carried over from prior periods. During the years ended June 30, 2023 and 2022, $51,118 and $24,975 of NOL was utilized in the state tax return and the tax expense was $735 and $359. The Company’s ability to use its federal net operating carryforwards may be limited if the Company experiences an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended. However, since no ownership change within the Company, it allows the Company to utilize its NOL for the future years.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 15 — Income taxes (cont.)

The Company’s deferred tax accounts are comprised of the following:

	June 30, 2023	June 30, 2022
Deferred tax assets
Net operating loss
Federal	$1,086,843	1,140,852
State	34,863	37,802
Capitalized R&D expense	55,540	—
Less: valuation allowance	(1,172,171)	(1,178,221)
Total deferred tax assets, net	5,075	433

Deferred tax liabilities:
Depreciation of property and equipment	$(5,075)	$(433)
Total deferred tax accounts, net	$—	$—

The Company’s taxes payable consist of the following:

	June 30, 2023	June 30, 2022
Income taxes payable	$15,842	$1,605

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the marketing performance and measures the unrecognized benefits associated with the tax positions. As of June 30, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions.

Note 16 — Disaggregated information of revenues

Disaggregated information of revenues by product type is as follows:

	For the Year Ended June 30, 2023	For the Year Ended June 30, 2022
Tablet products	$19,648,799	$11,592,843
Mobile phone products	1,944,750	1,278,000
Other products and revenues	29,338	23,338
Total revenues	$21,622,887	$12,894,181

Note 17 — Basic and diluted earnings per share

Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted net income per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of non-participating shares of common stock that are subject to the convertible note, and other securities outstanding. Certain securities may be anti-dilutive and would be excluded from the calculation of diluted earnings per share and disclosed separately. Because of the nature of the calculation, particular securities may be dilutive in some periods and anti-dilutive in other periods.

FOXX DEVELOPMENT INC.
NOTES TO FINANCIAL STATEMENTS

Note 17 — Basic and diluted earnings per share (cont.)

The following table presents the computation of basic and diluted earnings per share attributable to common stockholders, for the periods presented:

	For the Years Ended June 30,
	2023	2022
Net income – basic EPS	$58,191	$144,618
Interest expenses incurred on the convertible note	3,500	—
Net income – diluted EPS	$61,691	$144,618

Basic weighted average shares outstanding	1,000,000	1,000,000
Dilutive effect of convertible note*	1,648	—
Diluted weighted average number of shares outstanding	1,001,648	1,000,000

Basic earnings per share	$0.06	$0.14
Diluted earnings per share	$0.06	$0.14

*	The number of shares that is potential convertible from the convertible notes was included form the computation of diluted EPS for the period presented because it has potentially dilutive impact of the Company’s non-participating shares of common stock and its EPS. Other than the Company’s outstanding convertible notes has a dilutive effect on its EPS, the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company.

Note 18 — Subsequent events

The Company evaluated all events and transactions that occurred after June 30, 2023 up through the date the Company issued these financial statements on January 31, 2024.

Lease

On August 1, 2023, the Company entered into a twelve-month lease agreement to rent a storage space for its purchased inventory for a monthly rental fee of $100.

On August 14, 2023, the Company entered into a six-month lease agreement to rent an office for operating purposes with a monthly rental fee of $550.

On September 8, 2023, the Company entered into a three-year lease agreement to rent a general office and storage space for business operation with a monthly rent of $3,096, plus varied monthly CAM (common area maintenance fee).

On September 18, 2023, the Company entered into a month-to-month rental agreement to rent as dorm for the employee with a monthly rent of $3,000.

Convertible promissory notes

On November 21, 2023, the Company issued a convertible promissory note (the “Note”) to New Bay Capital Limited (“Investor”), a Hong Kong registered entity, in the amount of $2,000,000 at 7% per annum. The maturity date for the note is earlier of the 12-month anniversary of the issuance date and the date when the Company redeems the note, or the date of the initial closing of the IPO of the Company.

The note is automatically convertible into common shares (collectively, the “Converted Shares”) of the Company, par value of $0.001 per share, at a price of $30.00 per share at the time that the Company completes an IPO. Interest shall accrue on the outstanding unconverted and unpaid principal amount at 7% per annum and shall be compounded annually from the issuance date until the interest payment date, which is the earlier of (i) the maturity date, and (ii) the date of any conversion of this Note, and (iii) the date of any other repayment or redemption of this Note. The full outstanding and unpaid principal amount shall be repaid in full on maturity date on October 20, 2024, and any accrued and unpaid interest is due and payable by the Company in cash on the interest payment date. This Note may not be prepaid by the Company without prior written consent of the Investor.